Exhibit 99.1

     JONES LANG LASALLE REPORTS STRONG RESULTS GLOBALLY; 2004 NET INCOME OF
                         $64.2 MILLION, $1.96 PER SHARE

    CHICAGO, Feb. 2 /PRNewswire-FirstCall/ -- Jones Lang LaSalle Incorporated (NYSE: JLL), the leading global real estate services and money management firm, today reported net income of $64.2 million, or $1.96 per diluted share of common stock, for the year ended December 31, 2004. The prior year's net income was $36.1 million, or $1.12 per diluted share. For comparison purposes, the 2004 results included non-recurring and restructuring charges of $2.6 million, or $0.06 per diluted share, while 2003 included charges of $4.4 million, or $0.10 per diluted share. The 2004 results also included an expense of $11.6 million, or $0.26 per diluted share, associated with the planned early redemption of the firm's euro 165 million 9 percent Senior Notes ("Senior Notes"). Operating income for the year was $89.5 million compared to $54.2 million in 2003.

    For the fourth quarter of 2004, net income was $50.0 million, or $1.52 per diluted share, compared with a net income of $37.3 million, or $1.14 per diluted share, for the same period in 2003. The fourth quarter results of 2004 included a charge for non-recurring and restructuring of $5.0 million, or $0.11 per diluted share, while the 2003 results for the same quarter included a charge for non-recurring and restructuring of $1.7 million, or $0.04 per diluted share.

    Full Year 2004 Highlights:
     -- Revenues increased 17 percent in local currencies and 24 percent in
        U.S. dollars
     -- Operating income increased 65 percent with margin improvement in all business segments
     -- Net debt decreased almost $120 million from the prior year to end the year at $29 million

    "The profit performance around the globe reflects the value of our product offerings and services to our clients as well as the performance focus of our people. From this position of strength, we will concentrate in 2005 on investing in all geographies and in each of our major service lines to maximize future growth to the benefit of clients and shareholders," said Colin Dyer, the firm's Chief Executive Officer.

    Revenues were $412.4 million for the 2004 fourth quarter and $1,167.0 million for the full year, an increase of 28 percent and 24 percent in U.S. dollars, respectively, and a 23 and 17 percent increase in local currencies. Revenue growth resulted from a strong increase in transaction activity across the Investor and Occupier Services ("IOS") businesses of leasing and capital markets, driven by continued economic and business improvement worldwide as well as investor appetite for real estate as an asset category. This investor appetite also increased opportunities for LaSalle Investment Management, the firm's real estate money management business, to realize value for its clients. LaSalle Investment Management generated significant equity earnings where the firm has co-invested alongside clients, as well as incentive fees, as investment performance exceeding targeted returns continued to be delivered.

    Operating expenses were $352.7 million for the 2004 fourth quarter and $1,077.4 million for the full year, an increase of 26 percent and 21 percent in U.S. dollars, respectively, and an increase of 21 and 15 percent in local currencies. The increase in expenses for both the quarter and year is primarily due to compensation and benefits as a result of the stronger year- over-year revenue and profit performance. Compensation and benefits increased for both the quarter and full year by 19 and 18 percent, respectively, in local currencies. Operating, administrative and other expenses also increased 24 percent for the quarter and 13 percent for the year in local currencies, as costs related to revenue generation supported the increased business activity.

    Non-recurring and restructuring expense for the year included a credit of $4.3 million for cash received as part of the settlement of litigation related to the 2003 abandonment of a property management system in our Australian business. The $4.3 million is the first installment of a total settlement amount of $7.1 million, the additional $2.8 million to be received in installments in 2005. Each of these future installments will be recorded as a credit to non-recurring and restructuring expense when the cash is received. Approximately $1.5 million of charges have been netted against this credit, including an additional charge of $0.5 million recorded during the fourth quarter. Also included in non-recurring and restructuring charges was a net charge of $0.5 million for impairment of investments made by the closed residential land business and a net charge of $0.3 million related to excess lease space as a result of the 2002 restructuring program. During the fourth quarter, the European segment recorded a charge of $4.5 million, primarily related to severance in Germany and the northern European markets where business activity has continued to remain at low levels.

    Interest expense of $0.8 million for the quarter was significantly lower than the $4.1 million incurred in the fourth quarter of 2003, reflecting the continued pay-down of debt and the early redemption of the 9 percent Senior Notes in June 2004. The year-to-date interest expense of $20.9 million includes $11.6 million for the premium paid for the early redemption and associated accelerated debt issuance costs. Net debt as of December 31, 2004 was $29 million, a $119 million reduction from the prior year.

    The current-year tax expense of $21.9 million reflects a 25.4 percent effective tax rate for 2004. The prior-year tax expense of $8.3 million included a credit of $3.0 million from the reversal of a reserve from an e-commerce investment write-down. The 2004 effective tax rate is slightly more favorable than what was ultimately achieved for 2003 reflecting the continued discipline of management of the global tax position.

    Business Segment Fourth Quarter and Full Year Performance Highlights

    Investor and Occupier Services
     -- The Americas region continued the year-over-year favorable performance trend set earlier in 2004 and had a very strong finish to the year. Operating performance continued to improve due to the favorable execution of its core businesses which, together with performance of strategic investments in New York, resulted in strength across all business lines. Revenues increased 20 percent in the quarter and 18 percent for the year, compared to the prior year. Revenue from transactions, reported as implementation services, was the main driver of the growth, increasing 25 and 32 percent for the quarter and full year respectively, compared to 2003. The performance of our New York business confirmed the strategic investments the firm has made in that market, first in 2002 for an expanded markets team and then in 2004 for expanded project and development capabilities by acquiring Quartararo & Associates, a 40-person consultative project management firm. New York revenues were up 148 percent for the 2004 fourth quarter and 88 percent year-to-date.

        The Real Estate Occupier Services business, marketed as Corporate Solutions, which generates over 51 percent of the Americas revenue, continued its strength into 2004 by posting revenue gains of 9 percent for both the quarter and full year, compared to the prior year. The non-U.S. businesses in the region, namely Canada, Mexico, and South America, had increased revenue in excess of 85 percent for both the quarter and full year, compared to the prior year. The Americas Hotels business, benefiting from a strong worldwide trading market in the hotel asset class, continued its strong performance, ending the quarter and full year with revenues more than doubled for both of these periods.

        Total operating expenses, excluding non-recurring and restructuring charges, increased 17 and 15 percent for the quarter and full year, respectively, compared to 2003. Increases were mainly due to an increase in incentive compensation expense as a result of the improved revenue and profit performance. Operating income for the year was $53.5 million compared to $37.8 million in 2003.

     -- The European region continued the positive revenue momentum started in mid-2004. In local currencies, revenue in the quarter and full year increased 19 and 14 percent, respectively. In U.S. dollars, revenue in fourth quarter 2004 and full year increased 30 and 26 percent, respectively. The main increase in revenue was seen in transaction activities reported as implementation services, which increased 34 and 33 percent for the quarter and full year, respectively, in U.S. dollars. Increasing activity in the leasing markets in France and England, together with strong capital markets performance, contributed to this growth. The growth markets of Russia, Italy, Spain and Central Europe, locations where significant additional resources have been invested in the last two years, continued to see strong growth.

        Total operating expenses, excluding non-recurring and restructuring charges, increased 19 and 14 percent for the quarter and full year in local currency, respectively, compared to 2003. In U.S. dollars, total operating expenses, excluding non-recurring and restructuring charges, increased 30 and 26 percent for the quarter and full year, respectively. The most significant component of the increase consisted of incentive compensation, which resulted from the improved revenue and profit performance. Operating income of $18.2 million for the year grew from $13.0 million in 2003.

     -- Performance for the Asia Pacific region confirmed the commitment the firm has made to that region over the past five years, with revenue increasing more than 29 and 28 percent in U.S. dollars for both the 2004 fourth quarter and full year, respectively. In local currencies, revenue increased 24 and 21 percent for the quarter and full year, respectively, compared to the prior year. The primary growth was again seen in transaction activity, reported as implementation services, which increased by 34 and 36 percent in U.S. dollars, for the quarter and full year, respectively. The growth markets of Japan, China and India finished the year strongly with increases in revenue, in aggregate, of approximately 67 and 74 percent in local currencies for the quarter and full year, respectively. The core market of Hong Kong also had strong revenue growth, reflecting improved sentiment in the local economy overall and resulting in increased transaction activity levels maximized by the firm's leading market position. The Asian Hotels business had robust performance, particularly in the core market of Australia, where revenues increased over 73 percent in local currency for the year, compared to 2003.

        Total operating expenses for the quarter, excluding non-recurring and restructuring charges, increased 23 percent in U.S. dollars, 19 percent in local currencies. For the full year, operating expenses increased 23 percent in U.S. dollars and 15 percent in local currencies. The increases were driven by accrued incentive compensation expense, reflecting the solid revenue and profit performance as well as continued investment in people and technology in the growth markets of China, India and Japan. With a very strong fourth quarter and operating income of $7.8 million, operating income for the full year was $6.0 million, a significant improvement over the prior year's operating loss of $2.7 million.

    Investment Management
     -- Revenues for fourth quarter 2004 were up 38 percent in U.S. dollars and 33 percent in local currencies, respectively, over the prior year, while revenues increased 33 percent in U.S. dollars and 26 percent in local currencies for the full year. The business continued to emphasize growth in its annuity revenues from advisory fees, which increased 12 percent for the quarter and 9 percent for the full year, in U.S. dollars. Enhancing the profit potential of the business, and driving the revenue increases for the quarter and full year, are incentive fees from investment performance and equity earnings from firm co-investments made alongside our clients demonstrating support to our investment advice (equity earnings are an integral part of this business, and therefore included in revenue for purposes of this discussion only). During the fourth quarter, the sale of an asset from our Income & Growth II fund triggered a large increase in incentive fees as the fund had exceeded its base return level to investors. The favorable impact of this sale, together with the strength of the real estate capital markets which in turn has led to higher than originally targeted investment returns in other clients' accounts, increased incentive fees to $20.0 million for 2004 as compared to the prior year of $4.7 million. This level of incentive fees is above the ordinary levels as this fund is currently expected to significantly outperform the fund's return targets. Strong asset sale performance throughout the year has resulted in equity gains for 2004 of $17.0 million as compared to $8.0 million in 2003. This strong investment performance has resulted in both incentive fees and equity gains above normal levels.

        Total operating expenses have increased 25 percent in U.S. dollars, 19 percent in local currencies, for the 2004 full year, while increasing 38 and 34 percent in local currencies for the fourth quarter. Compensation and benefits is a significant driver of the increase, reflecting both team-share bonuses from incentive performance as well as the strong profit performance of the overall business. Another contributing factor is the increased acquisition staff to deploy the increased capital commitments from investors.

    2005 Outlook

    Consistent with prior years, the firm is not giving full year earnings guidance for 2005 due to both the transactional nature of a large part of the firm's service offerings as well as the seasonal nature of the business. This seasonality back-ends the majority of the firm's profits into the fourth quarter, and makes it premature to predict the 2005 operating environment at this time. Caution is recommended against assuming that sales of assets from our Investment Management business in 2005 will result in equity earnings and incentives fees at the levels seen in 2004.

    The firm continues to emphasize growth in its annuity revenues as well as enhancement of the profit margins in all its product and service lines. The firm also plans to increase its strategic growth investments in 2005 to areas such as China, and to its global Corporate Solutions and global Capital Markets businesses. The current economic environment appears stable globally for real estate services, with continued strong growth expected in the Asia Pacific Region.

    About Jones Lang LaSalle
    Jones Lang LaSalle is the world's leading real estate services and money management firm, operating across more than 100 markets around the globe. The company provides comprehensive integrated expertise, including management services, implementation services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of over 835 million square feet (78 million square meters) under management worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate money management firms, with approximately $24 billion of assets under management.

    Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2003, under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and in other reports filed with the Securities and Exchange Commission. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward- looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.

    Conference Call
    The firm will conduct a conference call for shareholders, analysts and investment professionals on Thursday, February 3, 2005 at 9:00 a.m. EST.

    To participate in the teleconference, please dial into one of the following phone numbers five to ten minutes before the start time:

     -- U.S. callers: +1 877 809 9540
     -- International callers: +1 706 679 7364

    Replay Information Available: (12:00 p.m. EST) Thursday, February 3 through (Midnight EST) Thursday, February 10 at the following numbers:

     -- U.S. callers: +1 800 642 1687
     -- International callers: +1 706 645 9291
     -- Pass code: 3521313

    Live web cast (available through February 10) Follow these steps to listen to the web cast:

     1. You must have a minimum 14.4 Kbps Internet connection

     2. Log on to www.joneslanglasalle.com/shareholders/index.asp and follow instructions

     3. Download free Windows Media Player software: (link located under registration form)

    If you experience problems listening, send an e-mail to webcast.info@tfn.com

    This information is also available on the company's website at www.joneslanglasalle.com

                         JONES LANG LASALLE INCORPORATED
                       Consolidated Statements of Earnings
         For the Three Months and Years Ended December 31, 2004 and 2003
                        (in thousands, except share data)
                                   (unaudited)

                                    Three Months Ended                  Years Ended
                                       December 31,                    December 31,
                              -----------------------------   -----------------------------
                                  2004            2003            2004            2003
                              -------------   -------------   -------------   -------------
Revenue:
  Fee based services          $     404,911   $     316,559   $   1,145,456   $     924,694
  Other income                        7,471           5,509          21,502          17,200
    Total revenue                   412,382         322,068       1,166,958         941,894

Operating expenses:
  Compensation and
   benefits                         255,955         205,300         761,425         612,354
  Operating,
   administrative and
   other                             83,033          64,155         279,994         234,000
  Depreciation and
   amortization                       8,703           8,886          33,381          36,944
  Non-recurring and
   restructuring
   charges/(credits):
   Compensation and
    benefits                          5,016          (2,570)          4,874          (4,633)
   Operating,
    administrative and
    other                               (41)          4,229          (2,237)          8,994

    Total operating
     expenses                       352,666         280,000       1,077,437         887,659

    Operating income                 59,716          42,068          89,521          54,235

Interest and other costs:
  Interest expense,
   net of interest
   income                               820           4,135           9,292          17,861
  Loss on extinguishment
   of Euro Notes                         --              --          11,561              --
    Total interest and
     other costs                        820           4,135          20,853          17,861

Equity in earnings
 from unconsolidated
 ventures (2)                         7,376           8,233          17,447           7,951

    Income before provision
     for income taxes                66,272          46,166          86,115          44,325

Provision for income

 taxes                               16,316           8,850          21,873           8,260

    Net income                $      49,956   $      37,316   $      64,242   $      36,065

EBITDA (1)                    $      75,795   $      59,187   $     128,788   $      99,130

Basic income per
 common share                 $        1.62   $        1.20   $        2.08   $        1.17

Basic weighted average
 shares outstanding              30,815,657      31,178,266      30,887,868      30,951,563

Diluted income per
 common share                 $        1.52   $        1.14   $        1.96   $        1.12

Diluted weighted
 average shares
 outstanding                     32,962,695      32,600,973      32,845,281      32,226,306

Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                            Segment Operating Results
         For the Three Months and Years Ended December 31, 2004 and 2003
                                 (in thousands)
                                   (unaudited)

                                    Three Months Ended                  Years Ended
                                       December 31,                    December 31,
                              -----------------------------   -----------------------------
                                  2004            2003            2004            2003
                              -------------   -------------   -------------   -------------
INVESTOR & OCCUPIER
  SERVICES -- AMERICAS
    Revenue:
      Implementation
       services               $      82,649   $      66,372   $     181,405   $     137,254
      Management
       services                      57,708          50,739         181,778         170,448
      Equity earnings                    --              --             467              --
      Other services                  1,758           1,561           6,371           5,056
      Intersegment
       revenue                          572             328           1,187             760
                                    142,687         119,000         371,208         313,518
    Operating expenses:
      Compensation,
       operating and
       administrative               102,109          86,002         303,534         257,824
      Depreciation and
       amortization                   3,642           4,134          14,161          17,851
         Operating
          income (4)          $      36,936   $      28,864   $      53,513   $      37,843

  EUROPE
    Revenue:
      Implementation
       services               $     119,876   $      89,367   $     334,586   $     252,109
      Management
       services                      26,781          23,553          96,671          89,147
      Other services                  4,170           3,014          11,361           9,876
                                    150,827         115,934         442,618         351,132
    Operating expenses:
      Compensation,
       operating and
       administrative               135,885         103,601         413,587         326,946
      Depreciation and
       amortization                   2,794           2,837          10,792          11,168
         Operating
          income (4)          $      12,148   $       9,496   $      18,239   $      13,018

  ASIA PACIFIC
    Revenue:
      Implementation
       services               $      47,843   $      35,615   $     130,400   $      95,998
      Management
       services                      24,279          20,451          88,825          74,894
      Other services                    906             652           2,132           1,762
                                     73,028          56,718         221,357         172,654
    Operating expenses:
      Compensation,
       operating and
       administrative                63,318          52,482         208,153         168,661
      Depreciation and
       amortization                   1,920           1,636           7,167           6,734
         Operating
          income (loss)
          (4)                 $       7,790   $       2,600   $       6,037   $      (2,741)

INVESTMENT MANAGEMENT-
  Revenue:
    Implementation and
     other services           $       4,015   $       4,092   $      12,027   $       7,416
    Advisory fees                    26,746          23,846         101,382          93,194
    Incentive fees                   15,651           2,806          20,020           4,740
    Equity earnings                   7,376           8,233          16,980           7,951
                                     53,788          38,977         150,409         113,301

  Operating expenses:
    Compensation,
     operating and
     administrative                  38,249          27,698         117,332          93,683
    Depreciation and
     amortization                       346             279           1,261           1,191
         Operating
          income (4)          $      15,193   $      11,000   $      31,816   $      18,427

Total segment revenue         $     420,330   $     330,629   $   1,185,592   $     950,605
Intersegment revenue
 eliminations                          (572)           (328)         (1,187)           (760)
Equity earnings revenue
 eliminations                        (7,376)         (8,233)        (17,447)         (7,951)
  Total revenue               $     412,382   $     322,068   $   1,166,958   $     941,894

Total segment operating

 expenses                     $     348,263   $     278,669   $   1,075,987   $     884,058
Intersegment operating
 expense eliminations                  (572)           (328)         (1,187)           (760)
  Total operating
   expenses before non-
   recurring and
    restructuring
     charges                  $     347,691   $     278,341   $   1,074,800   $     883,298

  Operating income
   before non-recurring
   and
    restructuring
     charges (4)              $      64,691   $      43,727   $      92,158   $      58,596

Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                           Consolidated Balance Sheets
                        as of December 31, 2004 and 2003
                                 (in thousands)
                                   (unaudited)

                                                            December 31,
                                                   ----------------------------
                                                       2004             2003
                                                   -----------      -----------
ASSETS
Current assets:
 Cash and cash equivalents                         $    30,143      $    63,105
 Trade receivables, net of allowances                  328,876          253,126
 Notes receivable                                        2,911            3,698
 Other receivables                                      11,432            8,317
 Prepaid expenses                                       22,279           18,866
 Deferred tax assets                                    17,463           18,097
 Other assets                                           12,189            7,731
    Total current assets                               425,293          372,940

Property and equipment, at cost,
 less accumulated depreciation                          75,531           71,621
Intangibles resulting from business
 acquisitions and JLW merger,
 net of accumulated amortization                       351,664          347,608
Investments in and loans to real
 estate ventures                                        73,570           71,335
Long-term receivables, net                              16,179           13,007
Prepaid pension asset                                    2,253           11,920
Deferred tax assets                                     54,584           43,252
Debt issuance costs                                      1,704            4,113
Other assets, net                                       12,017            7,144
                                                   $ 1,012,795      $   942,940

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued
  liabilities                                      $   128,295      $    96,466
 Accrued compensation                                  237,486          154,317
 Short-term borrowings                                  18,326            3,592
 Deferred tax liabilities                                2,748            2,623
 Other liabilities                                      40,500           28,414
    Total current liabilities                          427,355          285,412

Long-term liabilities:
 Credit facilities                                      40,585               --
 9% Senior Euro Notes, due 2007                             --          207,816
 Deferred tax liabilities                                  797              761
 Minimum pension liability                               3,040               --
 Other                                                  33,038           17,960
    Total liabilities                                  504,815          511,949

Commitments and contingencies

Stockholders' equity:
 Common stock, $.01 par value per
  share, 100,000,000 shares
  authorized;
 33,243,527 and 31,762,077 shares
  issued and outstanding as of
 December 31, 2004 and December 31,
  2003, respectively                                       332              318
 Additional paid-in capital                            575,862          519,438
 Deferred stock compensation                           (34,064)         (21,649)
 Retained earnings (deficit)                             4,896          (59,346)
 Stock held by subsidiary                              (58,898)         (12,846)
 Stock held in trust                                      (530)            (460)
 Accumulated other comprehensive
  income                                                20,382            5,536
    Total stockholders' equity                         507,980          430,991
                                                   $ 1,012,795      $   942,940

Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                Summarized Consolidated Statements of Cash Flows
                 For the Years Ended December 31, 2004 and 2003
                                 (in thousands)
                                   (unaudited)

                                               Years Ended December 31,
                                              --------------------------
                                               2004 (5)         2003 (5)
                                              ---------        ---------
Cash provided by earnings                     $ 120,038        $ 100,027

Cash provided by working capital                 41,440           10,018

Cash used in investing activities               (27,565)         (15,282)

Cash used in financing activities              (166,875)         (45,312)

     Net increase (decrease) in cash
      and cash equivalents                      (32,962)          49,451

Cash and cash equivalents, beginning
 of year                                         63,105           13,654
Cash and cash equivalents, end of
 year                                         $  30,143        $  63,105

                         JONES LANG LASALLE INCORPORATED
               Schedule of Non-Recurring and Restructuring Charges
         For the Three Months and Years Ended December 31, 2004 and 2003
                        (in thousands, except share data)
                                   (unaudited)

                                 Three Months Ended                Years Ended
                                    December 31,                  December 31,
                              -------------------------     -------------------------
                                 2004           2003           2004           2003
                              ----------     ----------     ----------     ----------
Non-Recurring &
 Restructuring Charges

Land Investment &
 Development Group
Impairment Charges                  (108)            --            465             --

Insolvent Insurance
 Providers                           100             --            100           (606)

Abandonment of Property
 Management Accounting
 System
- Compensation & Benefits            518             --            592            113
- Operating,
 Administrative & Other              147             43         (3,348)         4,962

Merger Related Stock
 Compensation                         --         (2,481)            --         (2,481)

2001 Global Restructuring
 Program
- Compensation & Benefits            (13)          (261)           (54)          (164)
- Operating,
 Administrative & Other               23             --             24             --

2002 Global Restructuring
 Program
- Compensation & Benefits             --            172           (175)        (2,101)
- Operating,
 Administrative & Other             (204)         4,186            521          4,638

2004 Restructuring Program
- Compensation & Benefits          4,512             --          4,512             --
- Operating,
 Administrative & Other               --             --             --             --

Total Non-Recurring &
 Restructuring Charges
 (Credits)                         4,975          1,659          2,637          4,361

Net benefit for Income
 Taxes on
Non-Recurring and
 Restructuring
 Charges/(Credits)                (1,264)        (1,361)          (670)        (2,226)

Additional Tax Benefit on
 2001 Restructuring
 Actions                              --         (3,000)            --         (3,000)

Non-Recurring and
 Restructuring Charges
 (Credits) After Tax               3,711         (2,702)         1,967           (865)

Diluted Weighted Average
 Shares Outstanding           32,962,695     32,600,973     32,845,281     32,226,306

Per Share Impact of Non-
 Recurring and
 Restructuring Charges
 (Credits)                          0.11          (0.08)          0.06          (0.03)

Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
            CURRENCY ANALYSIS OF REVENUES AND OPERATING INCOME (LOSS)
                                  (in millions)
                                   (unaudited)

                                         Pound                                   US
                                       Sterling                 Australian     Dollar
                                          (6)         Euro        Dollar         (6)        Other        TOTAL
                                           $           $            $             $           $            $
                                      ----------   ----------   ----------   ----------   ----------   ----------
REVENUE (6)

      Q1, 2004                              50.5         43.1         17.6         76.2         33.3        220.7

      Q2, 2004                              56.2         48.7         23.4         86.9         48.8        264.0

      Q3, 2004                              59.6         40.7         23.9        101.1         44.5        269.8

      Q4, 2004                              93.3         58.9         30.0        157.3         72.8        412.3

      Total                                259.6        191.4         94.9        421.5        199.4      1,166.8

      Q1, 2003                              37.7         37.3         13.7         69.9         29.3        187.9

      Q2, 2003                              43.9         37.3         18.7         75.4         38.6        213.9

      Q3, 2003                              50.7         36.0         19.6         84.8         27.1        218.2

      Q4, 2003                              64.2         53.8         25.8        130.2         47.9        321.9

      Total                                196.5        164.4         77.8        360.3        142.9        941.9

OPERATING INCOME (LOSS) (6)

      Q1, 2004                              -2.5          4.4         -1.5         -5.1         -2.0         -6.7

      Q2, 2004                               1.6          5.4          2.2          1.8          4.3         15.3

      Q3, 2004                               4.5         -0.5          6.2          7.5          3.5         21.2

      Q4, 2004                              12.8          2.9          0.0         31.5         12.5         59.7

      Total                                 16.4         12.2          6.9         35.7         18.3         89.5

      Q1, 2003                              -2.6          3.0         -1.4         -2.5         -3.4         -6.9

      Q2, 2003                              -0.4          0.9         -4.1          1.4          5.3          3.1

      Q3, 2003                               4.8          1.2          0.7          8.2          1.2         16.1

      Q4, 2003                               7.1          3.9          2.4         22.8          5.8         42.0

      Total                                  8.9          9.0         -2.4         29.9          8.9         54.3

AVERAGE EXCHANGE RATES

      Q1, 2004                             1.842        1.246        0.764          N/A          N/A          N/A

      Q2, 2004                             1.811        1.206        0.710          N/A          N/A          N/A

      Q3, 2004                             1.817        1.223        0.710          N/A          N/A          N/A

      Q4, 2004                             1.891        1.325        0.761          N/A          N/A          N/A

      Q1, 2003                             1.600        1.075        0.595          N/A          N/A          N/A

      Q2, 2003                             1.624        1.140        0.644          N/A          N/A          N/A

      Q3, 2003                             1.617        1.130        0.656          N/A          N/A          N/A

      Q4, 2003                             1.718        1.202        0.718          N/A          N/A          N/A

Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                            Financial Statement Notes

1. EBITDA represents earnings before interest expense, net of interest income, income taxes, depreciation and amortization. Although EBITDA is a non-GAAP financial measure, it is used extensively by management and is useful to investors as one of the primary metrics for evaluating operating performance and liquidity. The firm believes that an increase in EBITDA is an indicator of improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used in the calculations of certain covenants related to our revolving credit facility. However, EBITDA should not be considered as an alternative either to net income or net cash provided by operating activities, both of which are determined in accordance with GAAP. Because EBITDA is not calculated under GAAP, our EBITDA may not be comparable to similarly titled measures used by other companies.

     Below is a reconciliation of Net income to EBITDA (in thousands):

                                                      Year Ended
                                                -----------------------
                                                   2004         2003
                                                ----------   ----------
Net income                                      $   64,242   $   36,065
Add:
Interest expense, net of interest income             9,292       17,861
Net provision for income taxes                      21,873        8,260
Depreciation and amortization                       33,381       36,944

EBITDA                                          $  128,788   $   99,130

Below is a reconciliation of Net cash provided by operating activities, the most comparable cash flow measure on the consolidated statements of cash flows, to EBITDA (in thousands):

                                                      Year Ended
                                                -----------------------
                                                   2004         2003
                                                ----------   ----------
Net cash provided by operating activities       $  161,478   $  110,045
Add:
Interest expense, net of interest income             9,292       17,861
Net provision for income taxes                      21,873        8,260
Less:
Change in working capital and non-cash
 expenses                                          (63,855)     (37,036)

EBITDA                                          $  128,788   $   99,130

2. Effective this quarter, 'Equity in earnings from unconsolidated ventures' has been reclassified, for all periods presented on the Consolidated Statement of Earnings, from 'Revenue' to be presented as a separate line item between 'Total interest and other costs' and 'Income before provision for income taxes', in accordance with Rule 5-03 of Regulation S-X. As a result, 'Operating income' has been adjusted for the comparative year. Since equity earnings are an integral part of our Investment Management business, equity earnings has been included within 'Revenue' for discussion purposes only.

3. Net debt represents the aggregate of 'Short-term borrowings,' 'Credit facilities,' and '9% Senior Euro Notes' less 'Cash and cash equivalents'.

4. For purposes of this analysis, the allocation of the non-recurring charges to our segments has been determined to not be meaningful to investors. Additionally, the performance of our segment results has been evaluated without these charges being allocated.

5. The consolidated statements of cash flows are presented in summarized form. For complete consolidated statements of cash flows, please refer to the firm's Annual Report on Form 10-K for the year ended December 31, 2004, to be filed with the Securities and Exchange Commission shortly.

6. The objective of this presentation is to provide guidance as to the key currencies in which the company does business and their significance to reported revenue and operating income. The operating income sourced in pound sterling and U.S. dollars understates the profitability of the businesses in the United Kingdom and U.S., because it includes the locally incurred expenses of corporate offices in London and Chicago, respectively, as well as the European regional office in London. The revenue and operating income of the global investment management business are allocated to their underlying currency, which means that this analysis may not be consistent with the performance of the geographic IOS segments. In particular, as incentive fees are earned by this business, there may be significant shifts in the geographic mix of revenue and operating income.

SOURCE  Jones Lang LaSalle Incorporated
    -0-                             02/02/2005
    /CONTACT: Lauralee E. Martin, Chief Operating and Financial Officer of Jones Lang LaSalle Incorporated, +1-312-228-2073/
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